Exhibit 31.1

CERTIFICATIONS

I, Lyle Berman, certify that:

1. I have reviewed this 10-K/A of Lakes Entertainment, Inc.; and

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

By:	/s/ Lyle Berman
Lyle Berman
Chief Executive Officer

April 27, 2009